Articles of Incorporation
as amended January 1, 1986

I.  Name

The name of this fraternal benefit society shall be "Aid Association for Lutherans."

II.  Place of Business

The principal office of this fraternal benefit society shall be at Appleton, Wisconsin.

III.  Powers

For the purposes set forth in these articles,  Aid Association for Lutherans,  a
Wisconsin   corporation   organized  and  operating  under  the  laws  governing
Fratemals, shall have all the powers granted by law.

IV.  Purpose
The purpose of Aid Association for Lutherans is to associate Lutherans and their families and thereby enable them through membership in this fraternal benefit society to aid themselves and others with programs of-.

1. Insurance and other benefits permissible under the laws governing Fratemals; and
2. Fraternal and benevolent activities in local branches; and
3. Assistance to Lutheran congregations and their institutions;and
4. Assistance  to  such  other  lawful  social,   intellectual,   educational,
charitable, benevolent, moral, fraternal, patriotic or religious endeavors as the board of directors may detcmiine,

Supreme Governing Body

 The supreme governing body shall be a board of directors made up of benefit members of this fraternal benefit society. The board shalt consist of 12 elective directors, such appointive directors as the board may appoint in a manner proscribed in the bylaws and not more than than two principal officers of the society designated by the board from time to time. The elective directors shall be elected by the benefit members in a manner proscribed by the bylaws and shall constitute a majority of the board in number.

 VI.  Membership

1.  Classes of members.  There shall be the following classes of members:

A. Benefit member. A benefit member is a person of age 16 or more who has been accepted for membership in accordance with eligibility rules as determined by resolution of the board of directors and who is issued a by virtue of such certificate of membership and insurance, or who receives a settlement agreement benefit by virtue of insurance. When more than one person in a family is covered in a single certificate only the applicant is a benefit member. Benefit members may patticioate in the affairs and activities of the local branch in which they are members and may also hold office therein. Benefit members shall also have the right to vote in the corporate and insurance affairs of this fraternal benefit society according to the articles and bylaws.


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B. Associate member. An associate member is a person age 16 or more who has been accepted for membership in accordance with eligibility rules as determined by resolution of the board of directors and who has been issued a certificate of membership. Associate members may participate in the affairs and activities of the local branch in wfiich they are members, and may hold office therein, but shall not have the right to vote in the corporate and insurance affairs of this fraternal benefit society.

2. Juvenfles. This fraternal benefit society. may insure the lives or disability of children younger than the minimum age for benefit membership but otherwise eligible for benefit membership. Such insurance shall be issued upon the application of some adult person who shall not by reason thereof, nor by reason of any benefit providing waiver of premium become a benefit member, At age 16 the insured juvenile shall become a benefit member.

vii
Branches
Local branches may Iv chartered by die board of directors in a manner prescribed in the bylaws, and shall have such powers as the board of directors shall determine.

VII
Bylaws
The board of directors shall have power to make bylaws, and to repeal or amend them, Notice of changes to the bylaws shall be given to benefit members and applicants for juvenile insurance in a manner prescribed in the bylaws.

lx
Amendments
These articles may be amended or repeated in whole or in part by a majority of the votes cast by benefit members. Before submitting such changes to a vote of the benefit members, the board of directors shall approve such changes by an affirmative vote of a majority of the full board. upon adoption by the benefit members such changes shall be filed with the Commissioner of Insurance of die state of Wisconsin and shall be published in the official publication in a manner prescribed in the bylaws.